The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter’s obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

The Offered Certificates

The certificates consist of the classes of certificates listed in the table below, together with the Class 1B5, Class 1B6, Class 1B7, Class 3B4, Class 3B5, Class 3B6, Class P and Class LT-R Certificates. Only the classes of certificates listed in the table below are offered by the prospectus supplement.

									Initial Certificate Ratings(7)
Class	Related Mortgage Pool	Related Subgroup	Class Principal Balance(1)	Approximate Initial Pass- Through Rate	Summary Pass-Through Rate Formula	Final Scheduled Distribution Date(2)	Expected Final Distribution Date(3)	CUSIP Number	Fitch	Moody’s	S&P

Class 1A1	1	3, 4	$101,367,000	5.620000%	Floating(5)	January 2037	December 2036	74927X AA0	AAA	Aaa	AAA
Class 1A2	1	4	Notional Balance(4)	1.880000%	Floating(5)	January 2037	December 2036	74927X AB8	AAA	Aaa	AAA
Class 1A3	1	3	Notional Balance(4)	1.380000%	Floating(5)	January 2037	December 2036	74927X AC6	AAA	Aaa	AAA
Class 1A4	1	2	$221,462,000	5.770000%	Floating(5)	January 2037	December 2036	74927X AD4	AAA	Aaa	AAA
Class 1A5	1	1	$152,822,000	6.000000%	Fixed Rate	January 2037	January 2037	74927X AE2	AAA	Aaa	AAA
Class 1A6	1	2	Notional Balance(4)	0.730000%	Floating(5)	January 2037	December 2036	74927X BA9	AAA	Aaa	AAA
Class 2A1	2	N/A	$ 24,546,000	6.092604%	Weighted Average	January 2037	November 2021	74927X AF9	AAA	Aaa	AAA
Class 3A1	3	N/A	$ 93,575,000	5.460696%	Weighted Average	January 2037	July 2035	74927X AG7	AAA	Aaa	AAA
Class 3A2	3	N/A	$ 2,620,000	5.460696%	Weighted Average	January 2037	July 2035	74927X AH5	AAA	Aaa	AAA
Class 1X	1	4	Notional Balance(4)	6.000000%	Fixed Rate	January 2037	December 2036	74927X AJ1	AAA	Aaa	AAA
Class 1PO	1	1	$ 593,600	0.000000%	Principal Only	January 2037	January 2037	74927X AK8	AAA	Aaa	AAA
Class R	1	2	$ 100	6.500000%	Fixed Rate	January 2037	April 2007	74927X AL6	AAA	Aaa	AAA
Class 1B1	1, 2	N/A	$ 10,633,000	6.471591%	(6)	January 2037	January 2037	74927X AM4	AA+	Aa2	AA
Class 1B2	1, 2	N/A	$ 6,114,000	6.471591%	(6)	January 2037	January 2037	74927X AN2	AA	N/R	N/R
Class 1B3	1, 2	N/A	$ 4,784,000	6.471591%	(6)	January 2037	January 2037	74927X AP7	A	N/R	N/R
Class 1B4	1, 2	N/A	$ 3,456,000	6.471591%	(6)	January 2037	January 2037	74927X AQ5	BBB	N/R	N/R
Class 3B1	3	N/A	$ 1,236,000	5.460696%	(6)	January 2037	July 2035	74927X AR3	AA	N/R	N/R
Class 3B2	3	N/A	$ 593,000	5.460696%	(6)	January 2037	July 2035	74927X AS1	A	N/R	N/R
Class 3B3	3	N/A	$ 296,000	5.460696%	(6)	January 2037	July 2035	74927X AT9	BBB	N/R	N/R

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	The final scheduled distribution date for the offered certificates is based upon the first distribution date following the month of the last scheduled payment of the latest maturing mortgage loan.
(3)
The expected final distribution date, based upon (a) in the case of the pool 1 and pool 2 certificates, a PPC prepayment assumption of 100% annually, and in the case of the pool 3 certificates, a PSA prepayment assumption of 300% annually, and in either case the structuring assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Maturity Considerations—Structuring Assumptions” and (b) the assumption that the option to purchase the mortgage loans is not exercised by the master servicer (as described in the prospectus supplement under “The Pooling and Servicing Agreement—Optional Termination of the Trust Fund”). The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(4)	These certificates are interest-only certificates and will accrue interest on a class notional balance calculated as described under “Summary of Terms—Designations.”

(5)	On each distribution date, the per annum pass-through rates on certificates with floating rates of interest are set forth in the table below:

Class	Formula	Initial	Maximum	Minimum
Class 1A1	1 mo. LIBOR + 0.30%	5.620000%	7.00%	0.30%
Class 1A2	7.20% - 1 mo. LIBOR	1.880000%	7.20%	0.50%
Class 1A3	6.70% - 1 mo. LIBOR	1.380000%	6.70%	0.00%
Class 1A4	1 mo. LIBOR + 0.45%	5.770000%	6.50%	0.45%
Class 1A6	6.05% - 1 mo. LIBOR	0.730000%	6.05%	0.00%

(6)
The pass-through rates on the Class 1B1, Class 1B2, Class 1B3, Class 1B4, Class 3B1, Class 3B2 and Class 3B3 Certificates are as described under “Summary of Terms—Interest Payments on the Certificates—Pass-Through Rates—Subordinate Certificates.”

(7)	The designation “N/R” means that the specified rating agency will not rate this class of certificates.